EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Media Contact:	Investor Contact:
Lisa Bascom	Joseph Hassett
Interphase Corporation	Interphase Corporation
214-654-5000	866-630-INPH
pr@iphase.com	ir@iphase.com

Interphase Announces Second Quarter 2012 Financial Results

PLANO, Texas – July 26, 2012 -- Interphase Corporation (NASDAQ: INPH), a diversified information and communications technology company, today reported financial results for its second quarter ended June 30, 2012.

Revenues for the second quarter of 2012 were $3.5 million, a decrease of $2.7 million when compared to revenues from the second quarter of 2011 of $6.2 million.  Revenues in the quarter were primarily derived from telecommunications product revenues, which decreased to $2.6 million in the second quarter of 2012 compared to $5.3 million for the second quarter of 2011.  Services revenues increased approximately 36% to $708,000 for the second quarter of 2012 compared to $519,000 for the second quarter of 2011.  Gross margin was 45% for the second quarter of 2012 compared to 53% for the second quarter of 2011.  The decrease in gross margin percentage was primarily due to decreased utilization of the company’s manufacturing facility partially offset by a shift in product mix toward higher margin products.   The company reported a net loss of $1.1 million, or ($0.16) per share in the second quarter of 2012 compared to a net income of $317,000, or $0.04 per fully diluted share in the second quarter of 2011.  Also contributing to the loss in the second quarter, the Company made significant investments in development, marketing and infrastructure associated with penveu™, to position this important product for a successful launch.

“Our major telecommunications equipment customers have been struggling in the global market and therefore our telecommunications product revenues are in decline from prior year levels,” said Gregory B. Kalush, CEO and President of Interphase.  “We are actively working with these customers to support several new product launches that are currently scheduled for release at various times in the fourth quarter of 2012 and the first half of 2013.  Additionally, we continue to make progress on our diversification efforts and were pleased to be awarded our first patent for penveu™ on July 10, 2012.  Early market feedback on penveu has been very encouraging and we are working diligently to bring this product to market in the fourth quarter of 2012.”

For the first six months of 2012, revenues decreased to $7.5 million, compared to $12.9 million for the first six months of 2011.  Gross margin decreased to 46% for the six months ended June 30, 2012, compared to 51% for the same period in 2011.  The Company reported a net loss of $2.1 million, or ($0.30) per share for the first six months of 2012 compared to a net income for the first six months of 2011 of $548,000, or $0.08 per fully diluted share.  On June 30, 2012, the company’s working capital position was $13.0 million, including cash and marketable securities of $10.2 million.

About Interphase
Interphase Corporation (NASDAQ: INPH) is a diversified information and communications technology company, committed to innovation through the process of identifying, developing and introducing new products and services.  The Company delivers customers best in class solutions for connectivity, interworking, packet processing, electronic manufacturing services, and electronic engineering design services.  Clients of the Company’s communications networking products include Alcatel-Lucent, Emerson Network Power, Fujitsu Ltd., Genband, Hewlett Packard, Oracle, and Samsung.  Interphase recently expanded its business to include penveu™, a handheld device that enhances the functionality of installed projectors and large screen displays; making any flat surface, from pull down screens to HDTVs, an interactive display system. It’s an affordable and portable solution that targets the education and enterprise markets.  The Company, founded in 1974, is headquartered in Plano, Texas, with manufacturing facilities in Carrollton, Texas, and sales offices throughout the Americas and Europe.  For more information, please visit our websites at www.iphase.com and www.penveu.com.

Forward-Looking Statements

This press release contains forward-looking statements about the business, financial condition and prospects of the Company.  These statements are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  The actual results of the Company could differ materially from those indicated by the forward-looking statements because of various risks and uncertainties, including (without limitation) effects of the ongoing issues in global credit and financial markets, our reliance on a limited number of customers, the lack of spending improvements in the telecommunications and computer networking industries, significant changes in product demand, the development and introduction of new products and services, changes in competition, various inventory risks due to changes in market conditions and other risks and uncertainties indicated in the Company’s filings and reports with the Securities and Exchange Commission.  All of the foregoing risks and uncertainties are beyond the ability of the Company to control, and in many cases, the Company cannot predict the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements.  When used in this press release, the words “believes,” “plans,” “expects,” “will,” “intends,” and “anticipates” and similar expressions as they relate to the Company or its management are intended to identify forward-looking statements.

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Interphase and the Interphase logo are trademarks or registered trademarks of Interphase Corporation.  All other trademarks are the property of their respective owners.

Condensed Consolidated Financial Statements

Interphase Corporation

Condensed Consolidated Statements of Operations
(amounts in thousands, except per-share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Revenues	$3,470	$6,177	$7,484	$12,865
Gross margin	1,577	3,247	3,426	6,499
Research and development	854	1,016	1,786	2,048
Sales and marketing	1,128	872	2,042	1,876
General and administrative	731	1,029	1,671	2,014
Total operating expenses	2,713	2,917	5,499	5,938
(Loss) income from operations	(1,136)	330	(2,073)	561
(Loss) income before income tax	(1,127)	332	(2,060)	571
Net (loss) income	(1,122)	317	(2,051)	548
Net (loss) income per diluted share	$(0.16)	$0.04	$(0.30)	$0.08
Weighted average common and dilutive shares	6,982	7,139	6,948	7,097

Selected Consolidated Balance Sheet Information
(amounts in thousands)

	June 30, 2012	Dec. 31, 2011
Cash and marketable securities	$10,163	$11,825
Accounts receivable, net	2,789	2,998
Inventories	2,406	1,556
Net property, plant and equipment	418	369
Total assets	16,818	17,818
Total liabilities	6,363	6,476
Total shareholders' equity	$10,455	$11,342

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